                                        As filed pursuant to Rule 424(b)(4)
                                        under the Securities Act of 1933
                                        Registration No. 333-19595




PROSPECTUS


                              WESTERN WATER COMPANY

                         42,500 SHARES OF COMMON STOCK

      This Prospectus relates to the offer by the securityholder named herein ("Selling Securityholder") for sale from time to time of up to 42,500 shares (the "Shares") of common Stock, $.001 par value (the "Common Stock"), of Western Water Company, a Delaware corporation (the "Company"). The Company will not receive any proceeds from the sale of the Shares offered hereby.

      The Common Stock is quoted on the Nasdaq National Market under the symbol "WWTR." The closing price of the Common Stock reported on the Nasdaq National Market on January 28, 1997 was $14.50 per share.

      The Selling Securityholder has advised the Company that it may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholder and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholder in all open market transactions. The Company will pay all other expenses of this offering. See "Plan of Distribution."

      The Company has informed the Selling Securityholder that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to its sales of the shares offered hereby. The Company also has advised the Selling Securityholder of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby.

                          --------------------------

            AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                 A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON
                     PAGES 5 THROUGH 7 OF THE PROSPECTUS.
                          --------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January 29, 1997

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended March 31, 1996; (b) the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996; (c) the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996; (d) all other reports filed with the Commission pursuant to
Section 13 and 15(d) of the Exchange Act since November 14, 1996; and (e) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-B under the Exchange Act, including any amendment or report subsequently filed by the Company for the purpose of updating that description. The file number of each of the foregoing documents is 0-18756.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Edward A. Beeman, Chief Financial Officer, Western Water Company, 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122. Telephone requests may be directed to Mr. Beeman at (619) 535-9282.


                                       2.

                                  THE COMPANY

      Western Water Company (the "Company") is engaged in (i) a broad range of activities related to the identification, acquisition, ownership, development, transfer and sale of water and water rights primarily in the Western United States and (ii) in the sale of real estate properties acquired in connection with the Company's water supply business activities. The Company, directly and indirectly, owns a diverse portfolio of water rights and real estate interests in California, Colorado and Nevada. The Company's plan is to develop and package its own water and water rights for sale to municipalities and other water users and to provide a variety of water-related services to unaffiliated owners of water rights. Such services include identifying, developing, marketing, transporting, distributing and selling water or water rights that are owned by the unaffiliated owners. In addition, the Company's plan is to resell the real estate interests that it owns and occasionally acquires in connection with its acquisition of water interests.

      The principal California water interests owned by the Company consist of
(i) certain riparian and appropriative water rights, together with certain groundwater rights, associated with approximately 9,055 acres of real property (the "Yuba Property") located along the Yuba River in California, (ii) the water rights associated with 2,236 acres of California rice farms and ranches, (iii) interests owned in various California mutual water companies, and (iv) an allowed annual pumping allocation comprising 300 acre feet of water in Los Angeles County, California.

      The principal Colorado water interests owned by the Company consist of the water rights associated with an aggregate of 4,559 acres of undeveloped land and certain other water rights in the Cherry Creek basin. The Cherry Creek basin is the drainage area of Cherry Creek south of Denver, Colorado. The Cherry Creek assets were acquired primarily for the purpose of developing, processing, packaging and selling water and water rights in the Cherry Creek basin (the "Cherry Creek Project"). The Company has filed a plan of augmentation with the Colorado Water Court in order to obtain the right to sell packages of long-term, reliable water resources. In February 1996, the Company entered into an agreement in principle with United Infrastructure Company, a company owned by Bechtel Enterprises, Inc. and Peter Kiewit & Sons, to establish a joint venture company for the purpose of designing, constructing, operating and maintaining the infrastructure that will facilitate delivery of Cherry Creek water to retail as well as wholesale purchasers of the Company's water. The Company believes that this arrangement with United Infrastructure Company will broaden the market for the Company's water by enabling the Company to offer fully integrated water services in Cherry Creek.

      The Company's water interests in Nevada consists of its indirect 35.3% interest in approximately 1.38 million acres of land and related water interests located in the State of Nevada (the "Nevada Property"). As an owner of a 35.3% interest in the Nevada Land and Resource Company LLC (the "Nevada LLC"), the Delaware limited liability company that owns the Nevada Property, the Company also owns an interest in the real estate and water interests owned by the Nevada LLC. In addition to its indirect ownership of the foregoing water interests, the Company also has been retained by the Nevada LLC to develop and market the Nevada LLC's water interests.


      On October 18, 1995, the Company contributed $12,000,000 to the capital of the Nevada LLC and thereby acquired a 35.3% initial percentage interest in the Nevada LLC. Accordingly, the Company will be entitled to a 35.3% interest in all distributions made by the Nevada LLC, which percentage interest is subject to future increase if and when the Nevada LLC has made aggregate distributions to its members equal to 100% of all capital contributions plus certain specified cumulative annual returns on investment. The other member of the Nevada LLC, a joint venture comprised of The Morgan Stanley Real Estate Fund II, L.P. and two affiliates of that real estate partnership, contributed $22,000,000 for its 64.7% percentage interest in the Nevada LLC. The Company and the Morgan Stanley affiliated joint venture jointly manage the Nevada LLC. The Nevada LLC was formed for the sole purpose of acquiring, financing, managing, developing, leasing, selling and otherwise disposing of the real estate and water interests that comprise the Nevada Property. In order to fund the foregoing capital contribution, the Company in September 1995 issued and sold $15,000,000 principal amount of debentures. The purchase price paid by the LLC for the Nevada Property was $44,743,000.

      The principal real estate interests owned by the Company consist of (i) 2,170 acres of undeveloped land located in the Cherry Creek basin, Colorado,
(ii) a total of approximately 1,602 acres located in Northern California, and
(iii) the Company's interest in the approximately 1.38 million acres of Nevada real estate owned by the Nevada


                                      3.

LLC. The real estate owned by the Company in California consists of four rice farms and ranches (adjacent 455- acre and 744-acre farms, and 225-acre and 136-acre farms and ranches) and a total of 42 acres of the 9,055-acre Yuba Property. The Company also owns certain mineral interests and other property rights in a total of 3,018 acres located in California. The Company has sold or exchanged 2,389 acres of the 4,559 acres it owned in the Cherry Creek basin and currently is marketing approximately 1,900 additional acres of its Cherry Creek, Colorado, real estate.

      The Company is currently engaged by The Atchison, Topeka and Santa Fe Railway Company and by Burlington Northern Railroad Company (collectively, "Burlington Santa Fe") to act as Burlington Santa Fe's exclusive agent in California, Arizona, New Mexico, Colorado, Washington and Montana in connection with identifying, developing and marketing water assets owned by Burlington Santa Fe, and to identify and assist in marketing Burlington Santa Fe's Texas water rights, and to advise Burlington Santa Fe in connection with such matters.

      The Company is also involved in the business of effecting water transfers. The Company recently entered into its first agreements to transfer water from Northern California to Southern California. In addition, in November 1996 the Company entered into an agreement with J.P. Morgan Securities, Inc. pursuant to which J.P. Morgan has agreed to serve as the Company's financial advisor and agent for the creation of a special purpose financing entity. The purpose of the entity, which has not yet been formed, will be to raise non-recourse debt financing, the proceeds of which would be used to fund the acquisition costs of water purchased by the Company pursuant to its water transfer activities.

      On March 28, 1996, the Company issued a 100% stock dividend whereby the Company issued one share of Common Stock for each share of Common Stock then outstanding (the "Stock Dividend"). A 100% stock dividend effectively is the equivalent of a 2-for-1 stock split. All share, per share and other information contained in this Prospectus has been adjusted to reflect the 2-for-1 stock adjustment.

      The Company's principal executive office is located at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122. Its telephone number is
(619) 535-9282. Unless the context requires otherwise, references to the "Company" in this report include YG Procyon Corporation, its wholly-owned subsidiary, and YG Rice Farms, L.P., a California limited partnership directly and indirectly wholly owned and controlled by the Company. On September 18, 1992, the Company changed its name from "YG Development Company" to "Western Water Company," and on March 23, 1994, the Company changed its state of incorporation from California to Delaware.


                                      4.

                                 RISK FACTORS

      The securities offered hereby are speculative in nature, involve a high degree of risk, and should not be purchased by any investor who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the securities offered hereby, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

      LIMITED HISTORY OF OPERATIONS IN PRINCIPAL BUSINESS. To date, the Company's activities have primarily consisted of (i) acquiring its various water rights and related assets, (ii) raising capital to fund both the cost of such acquisitions and its working capital needs, and (iii) developing its water rights. Although the Company operates in two business segments (water rights activities and its real estate development and disposition activities), the Company anticipates that a majority of its revenues in the future will be derived from its water rights activities. However, the Company only generated $974,000 and $207,000 of revenues from its water rights activities during the fiscal years ended March 31, 1996 and March 31, 1995, respectively, and only generated a total of $123,000 of revenues from its water rights activities during the six-month period ended September 30, 1996. Accordingly, the Company does not have an established record of water rights transactions. To date, the Company's administrative and interest expenses have exceeded its on-going revenues from its water and water rights development and disposition business, and the majority of its operating revenues have been derived from the sale of the Company's real estate assets. No assurance can be given that the Company will continue to be able to profitably resell its remaining real estate holdings in the future or that it will be able to successfully develop, package and sell water rights.

      UNCERTAINTY OF FUTURE REAL ESTATE REVENUES. During the past two fiscal years, revenues from the disposition of real estate have constituted approximately 80% and 92%, respectively, of the Company's total revenues. Accordingly, until the Company completes its water development activities and derives revenues from the sale or other disposition of its water resources, the Company's ability to generate revenues will continue to be dependent primarily on its ability to sell its real estate holdings. To date, the Company's real estate sales efforts in Colorado have benefitted from a strong demand for real estate in the Cherry Creek basin. No assurance can, however, be given that the current market conditions in the Cherry Creek market will continue or that the Company will be able to profitably resell its real estate assets in the future. During the six-month period ended September 30, 1996, the Company consummated only one sale of its Cherry Creek real estate holdings and, accordingly, generated only a total of $150,000 of revenues from its real estate activities during the six-month period. The Company's ability to sell its Colorado and California real estate properties will also be dependent on general economic conditions, on interest rates, and on the location and particular characteristics of the properties offered for sale. The Company also has a significant economic interest in the Nevada LLC and in that company's real estate holdings. Revenues derived from the development and sales of the Nevada Properties will, to a large extent, be dependent upon the ability of the Nevada LLC to successfully develop, market and sell the Nevada LLC's real estate holdings. To date, the Nevada LLC has not yet consummated a material sale of its real estate holdings.

      UNCERTAINTY OF FUTURE WATER REVENUES. The Company's business plan is twofold: to engage in various water acquisition, transfer, development and sale activities, and to develop and dispose of the real estate that it acquires in connection with the acquisition of water rights. While the Company's current operating revenues have been primarily derived from real estate sales, the Company's long-term future profitability will be primarily dependent on (i) the ability of the Nevada LLC to develop and sell water and water rights, (ii) the Company's ability to sell significant quantities of water from the Yuba Property, (iii) the Company's ability to develop and sell water or water rights packages as part of the Cherry Creek Project, and (iv) the Company's ability to successfully consummate water transfer transactions. The Company is currently unable to accurately estimate the amount of developable water contained within the Nevada Property. The Nevada LLC has not, to date, developed or sold any of its water or water rights, and no assurance can be given that the Nevada LLC will be able to develop or sell any water or water rights in the future. Until May 1996, the Company's plan was to permit the Yuba County Water Agency to integrate the Company's Yuba Property water into the Water Agency's conjunctive use plans for developing and marketing water to third parties. The Company's agreement with the Yuba County Water Agency regarding the joint development and marketing of water expired in May 1996, and the Company has not yet finally determined how it plans to commercially exploit its Yuba Property water rights. The Colorado Water Court has rejected the Company's initial Cherry Creek plan of augmentation based on objections that were filed with the court by the third parties. Although the Company has since received the consent of all but one of the objectors, no assurance can be given that the Colorado Water Court will approve the Company's plan of augmentation in the near future, or ever. The Company's ability to consummate any water transfers is dependent upon the Company's ability to obtain all necessary regulatory and other approvals, and no assurance can be given that the Company will be able to obtain all necessary approvals.


                                      5.

Furthermore, while the Company believes that its agreement with United Infrastructure Company will broaden the market for the Company's Cherry Creek water, the Company has not yet sold a material amount of water or water rights from its Cherry Creek Project, and no assurance can be given that the Company will be able to profitably dispose of its Cherry Creek water rights in the future.

      YUBA PROPERTY TITLE ISSUES. It is possible that owners of adjoining land or land located downstream from the Yuba Property could assert claims to the groundwater adverse to the Company due to possible uncertainties as to the source of water located on or under the Yuba Property and the complexities of water laws. Although the Company believes that its claims would be held to be superior to any claims by other property owners, no assurance can be given that adverse claims, if asserted, would not be sustained.

      ENVIRONMENTAL REGULATION AND RISK. Water leased or sold by the Company may be subject to regulation as to quality by the United States Environmental Protection Agency (the "EPA") acting pursuant to the Federal Safe Drinking Water Act (the "US Act"). In California, the responsibility for enforcing the US Act is delegated to the California Department of Health Services (the "Health Department") and to the Resources Board acting pursuant to the California Safe Drinking Water Act (the "Cal Act"). The US Act provides for the establishment of uniform minimum national water quality standards, as well as governmental authority to specify the type of treatment processes to be used for public drinking water. Moreover, the EPA has an ongoing directive to issue regulations under the US Act and to require disinfection of drinking water, specification of maximum contaminant levels ("MCLS") and filtration of surface water supplies. The Cal Act and the mandate of the Health Department are similar to the US Act and the mandate of the EPA, and in many instances MCLS and other requirements of the Health Department are more restrictive than those promulgated by the EPA.

      Both the EPA and the Health Department have promulgated regulations and other pronouncements which require various testing and sampling of water and inspections by producers which set MCLS for numerous contaminants. Since the Company does not intend to sell water directly to the consumers, these standards only affect the water agencies that may buy or lease the Company's water. While environmental regulations do not directly affect the Company, the regulations regarding the quality of water distributed affects the Company's intended customers and may, therefore, depending on the quality of the Company's water, impact the price and terms upon which the Company may in future sell its water or water rights.

      Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws including the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and Resource Conservation and Recovery Act ("RCRA"), impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease, or operate its property or to borrow using its property as collateral. Although the Company is not aware of any such environmental contamination on any of its real estate holdings or on any locations adjacent to its holdings, there can be no assurance that such environmental contamination does not exist.

      VOLATILE MARKET FOR COMMON STOCK. There has been significant volatility in the market for the Company's Common Stock. Since April 1, 1995 (the beginning of the fiscal year ended March 31, 1996), the daily closing sales prices of the Common Stock have ranged from $10.125 to $23.25 per share. The trading price of the Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in the Company's operating results, Company announcements regarding acquisitions or dispositions of properties, and variations in the stock market indices in general.

      ANTI-TAKEOVER EFFECT OF CHARTER AND BYLAW PROVISIONS. The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. The Board of Directors believes,


                                      6.

however, that these provisions are in the best interests of the Company and its stockholders because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors which is in the best position to act on behalf of all stockholders. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate of Incorporation, including among others, those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of the Company's stockholders believes that such amendment would be in their best interest.

      DIVIDENDS UNLIKELY. The Company has never paid cash dividends on its Common Stock (other than the "Stock Dividend") and anticipates that for the foreseeable future all earnings, if any, will be retained for operations and for the development of the Company's assets and business. The Company's ability to pay any dividends is dependent on its financial condition and on Delaware law. Under Delaware law, a corporation is permitted to pay dividends only out of surplus (including paid-in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. Although the Company currently is permitted by Delaware law to make dividend payments, no assurance can be given that the Company will in the future be permitted under Delaware law to pay dividends.

      DEPENDENCE ON KEY PERSONNEL. The success of the Company is largely dependent upon the knowledge, efforts and active participation of Mr. Peter L. Jensen, its President, and Messrs. John H. Huston and Eric R. Robbins, its Vice Presidents. The Company's employment agreements with Messrs. Jensen, Huston and Robbins expire in January, February and November, 1997, respectively. The loss of the services of either Messrs. Jensen, Huston or Robbins could have a material adverse effect on the Company.

      AUTHORIZATION OF PREFERRED STOCK; PROVISIONS AFFECTING CHANGES IN CONTROL. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the new series of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.


                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale by the Selling Securityholder of any of the Shares offered hereby. The Company will pay all of the costs of this offering.


                                      7.

                            SELLING SECURITYHOLDER

      On July 25, 1996, the Company entered into that certain Agreement for Sale of Water Rights and Option to Sell Water Rights (the "Agreement") with Golden West Refining Company, a California corporation (the "Selling Securityholder"). Pursuant to the Agreement, the Company agreed from time to time to purchase from the Selling Securityholder, and the Selling Securityholder agreed from time to time to sell to the Company the rights to water located in the Central Water Basin, Los Angeles County, California, for a purchase price of $3,200 per acre foot. The Agreement grants the Selling Securityholder the option, but not the obligation, to sell to the Company the water rights to up to a total of 1,078 acre feet per year of water. The option expires on September 27, 1997, although the Selling Securityholder, in its discretion, may terminate the option at any time during the last nine months of the option term. The Company has previously purchased the rights to 100 acre feet of water. On December 6, 1996, the option for the purchase of an additional 200 acre feet of water was exercised. The purchase price paid by the Company for the 200 acre feet was paid in the Shares included in this Prospectus. The purchase price for any future sales of water under the Agreement will likewise be paid in shares of Common Stock. The amount of shares to be issued to the Selling Securityholder was determined in connection with the foregoing purchase, and in the event that the option is exercised in the future by the Selling Securityholder will in the future be determined, by the average last trading price of the Common Stock as reported by The Nasdaq Stock Market during the 20 trading days immediately preceding the closing date of each sale. The Agreement also contained registration rights provisions that require the Company to register the shares of Common Stock to be issued to the Selling Securityholder. The Shares have been registered pursuant to such registration rights provisions.

      The terms of the foregoing transaction were determined by arm's-length negotiations between the Company and the Selling Securityholder. Neither the Selling Securityholder nor its affiliates had or has any material relationship with the Company or its officers, directors or affiliates except as described above.

      The following table sets forth as of the date of this Prospectus the number and percent of shares of Common Stock owned by the Selling Securityholder, the number of shares of Common Stock offered hereby by the Selling Securityholder, and the number and percent of shares of Common Stock to be held by the Selling Securityholder after the conclusion of this offering.

                                     Before Offering                             After Offering
                                ----------------------                     --------------------------
                                 Number of                                   Number of
                                   Shares                   Number of         Shares
         Selling                Beneficially                 Shares         Beneficially
     Securityholder                Owned(1)    Percent    Being Offered        Owned(1)       Percent
     --------------             ------------   -------    -------------     ------------      -------
Golden West Refining Company      42,500            *%        42,500              -0-            0%


--------------

*  less than 1%.

(1) Pursuant to the rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire ownership of such security within 60 days. The Selling Securityholder may, at any time prior to September 27, 1997, exercise its option to sell to the Company rights to an additional 778 acre feet of water at a price of $3,200 per acre foot. The purchase price to be paid for such water rights is required to be paid in shares of Common Stock. The number of shares to be issued upon any such future option exercise will be based upon the then current trading price of the Common Stock. Since the future trading price of the Common Stock is not currently known, the Company is unable to determine the number of shares of Common Stock that could be issued to the Selling Securityholder. Accordingly, the amounts set forth in this table do not include any shares that could be issued in the future under the Agreement.


                                      8.

                             PLAN OF DISTRIBUTION

      The Selling Securityholder may sell, directly or through brokers, the shares of Common Stock in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholder and any participating broker may be deemed to be "underwriters" of the shares of Common Stock within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "selling securityholders" in this offering. The NASD member firms who make a market in the Company's Common Stock, as most recently reported to the Company by The Nasdaq Stock Market, are Bear Stearns & Co.; L.H. Friend, Weinress & Frankson, Inc.; Aegis Capital Corp.; Neuberger & Berman; Herzog, Heine, Geduld, Inc.; Troster Singer Corp.; Mayer & Schweitzer, Inc.; Sherwood Securities Corp.; Fahnestock & Co., Inc.; Everen Securities, Inc.; and Knight Securities L.P. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholder. Pursuant to the terms under which the Shares were sold, the Company has agreed to indemnify the Selling Securityholder against such liabilities as it may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that the Selling Securityholder may incur under the Securities Act.

      The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Common Stock, other than fees of counsel (if any) for the Selling Securityholder and any discounts or commissions payable with respect to sales of such securities.

      From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholder is required to cease sales until the Prospectus has been supplemented or amended.

      The Company has informed the Selling Securityholder that the antimanipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to its sales of the Shares and has furnished the Selling Securityholder with a copy of these rules, as well as a copy of certain interpretations thereof by the Commission. The Company also has advised the Selling Securityholder of the requirement for delivery of this Prospectus in connection with any sale of the Shares.


                                 LEGAL MATTERS

      The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California. Troy & Gould Professional Corporation owns 43,686 shares of Common Stock.


                                    EXPERTS

      The audited consolidated financial statements contained in the Annual Report on Form 10-K of Western Water Company for the year ended March 31, 1996 and incorporated in this Prospectus by reference, have been so incorporated in reliance on the reports of Harlan & Boettger, independent public accountants, given on the authority of said firm as experts in auditing and accounting.


                                      9.

      No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.



                                ---------------


                               TABLE OF CONTENTS


                                                        Page
                                                        ----

                           Available Information.......  2
                           Incorporation of Certain
                             Documents by Reference....  2
                           The Company.................  3
                           Risk Factors................  5
                           Use of Proceeds.............. 7
                           Selling Securityholder....... 8
                           Plan of Distribution......... 9
                           Legal Matters................ 9
                           Experts...................... 9


                         42,500 Shares of Common Stock



                             WESTERN WATER COMPANY



                                 _____________

                                   PROSPECTUS
                                 _____________




                                January 29, 1997